Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements and notes thereto have been prepared in accordance with Article 11 Regulation S-X as promulgated by the U.S. Securities and Exchange Commission (the “SEC”), as amended by the final rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disclosed Businesses,” and FASB Accounting Standards Codification Topic 805 (ASC 805) in order to give effect to the Acquisition (see below) and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.

On October 31, 2025, Corpay, Inc. ("Corpay" or the "Company") completed the acquisition of 100% of the ordinary shares of Alpha Group International plc (LSE: ALPHA) ("Alpha") for £42.50 in cash for each Alpha share, resulting in an aggregate purchase price of approximately £1.8 billion (U.S. $2.4 billion) (the "Acquisition"). The consideration for the transaction was paid using cash provided primarily by incremental borrowings under Corpay's Credit Agreement, namely a new seven-year, $900 million Term Loan B and an incremental Revolver B borrowing of $1 billion under its existing revolving line of credit facility. The acquisition was effected by means of a court-sanctioned scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006. Alpha is a leading provider of business-to-business cross-border foreign exchange solutions to corporations and investment funds in the United Kingdom ("UK") and Europe.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and for the year ended December 31, 2024 are presented as if the Acquisition had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is presented as if the Acquisition occurred on that date.

The unaudited pro forma condensed combined financial information do not purport to represent Corpay’s actual consolidated financial position had the Acquisition occurred on June 30, 2025 or represent the results of operations that would have occurred had the balance sheet pro forma adjustments occurred on January 1, 2024. Nor do the unaudited pro forma condensed combined financial statements project Corpay’s financial position as of any future date or results of operations for any future periods.

The total estimated purchase price consideration and related preliminary purchase price allocations for the Acquisition have not yet been finalized. The preliminary fair values of the assets acquired and liabilities assumed and the related acquisition accounting adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on information available and certain estimates and assumptions that management believes are reasonable.

The unaudited pro forma purchase price adjustments and the purchase price allocation are subject to change during the measurement period (no longer than twelve months from acquisition date) as the Company finalizes the valuations of net tangible and intangible assets and other working capital accounts. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Actual amounts recorded in connection with the Acquisition may differ from those from those reflected in the unaudited pro forma condensed combined financial statements due to changes in the estimated fair values of the assets acquired and liabilities assumed upon completion of the final valuation analysis. The assumptions and estimates are described in the accompanying notes.

Certain reclassification adjustments have been made in the presentation of Alpha’s historical amounts to conform the Alpha financial statements to the presentation followed by the Company as further described in the accompanying notes.

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2024 and the six months ended June 30, 2025 and the unaudited pro forma condensed combined balance sheet as of June 30, 2025, are based on the historical financial statements of Corpay and Alpha after giving effect to the Acquisition and applying the assumptions and adjustments described herein.

The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and have been derived from and should be read in conjunction with, the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024, and its Forms 10-Q for the quarter ended June 30, 2025, and Alpha's historical consolidated financial statements and related notes for the year ended December 31, 2024 and as of and for the six months ended June 30, 2025, included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K/A and are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2024
(In Thousands)

	Corpay, Inc. and Subsidiaries Historical (in USD)	Alpha Historical (in GBP)[1]	Alpha Historical (in USD)[1]	Pro Forma Adjustments (in USD)		Pro Forma Combined (in USD)
Revenues, net	$3,974,589	£135,600	$173,301	$109,020	(A)	$4,256,910
Net treasury income - client funds	—	83,996	107,349	(107,349)	(A)	—
Net treasury income - own funds	—	1,307	1,670	(1,670)	(A)	—
Expenses:						—
Operating expenses	—	102,608	131,136	(131,136)	(A)	—
Processing	869,085	—	—	62,343	(A)	931,428
Selling	380,906	—	—	20,789	(A)	401,695
General and administrative	616,874	—	—	137,173	(A)(C)(D)	754,047
Depreciation and amortization	351,088	—	—	92,362	(A)(B)(C)	443,450
Goodwill impairment	90,000	—	—	—		90,000
Other operating, net	789	—	—	—		789
Gain on disposition of business	(121,310)	—	—	—		(121,310)
Operating income	1,787,157	118,295	151,184	(181,530)		1,756,811
Investment loss, net	239	—	—	—		239
Other expense, net	13,722	—	—	—		13,722
Finance income	—	(6,053)	(7,736)	7,736	(A)	—
Finance expenses	—	1,234	1,577	(1,577)	(A)	—
Interest expense, net	383,043	—	—	104,395	(A)(C)(E)	487,438
Loss on extinguishment of debt	5,040	—	—	—		5,040
Total other expenses, net	402,044	(4,819)	(6,159)	110,554		506,439
Income before income taxes	1,385,113	123,114	157,343	(292,084)		1,250,372
Provision for income taxes	381,381	30,389	38,838	(75,060)	(G)	345,159
Net income	1,003,732	92,725	118,505	(217,024)		905,213
Less: Net loss attributable to noncontrolling interest	(14)	(294)	(376)	376	(F)	(14)
Net income attributable to Parent	$1,003,746	£93,019	$118,881	$(217,400)		$905,227
Earnings per share:
Basic earnings per share attributable to Corpay	$14.27					$12.87
Diluted earnings per share attributable to Corpay	$13.97					$12.60
Weighted average shares outstanding:
Basic shares	70,331					70,331
Diluted shares	71,848					71,848
1 Reflects the translation of the historical results of Alpha from GBP to USD using an average spot rate of 1.2780 for the year ended December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2025
(In Thousands)

	Corpay, Inc. and Subsidiaries Historical (in USD)	Alpha Historical (in GBP)[1]	Alpha Historical (in USD)[1]	Pro Forma Adjustments (in USD)		Pro Forma Combined (in USD)
Revenues, net	$2,107,697	£86,209	$111,839	$50,789	(A)	$2,270,325
Net treasury income - client funds	—	38,581	50,051	(50,051)	(A)	—
Net treasury income - own funds	—	569	738	(738)	(A)	—
Expenses:						—
Operating expenses	—	78,446	101,768	(101,768)	(A)	—
Processing	460,361	—	—	38,361	(A)	498,722
Selling	223,334	—	—	15,632	(A)	238,966
General and administrative	333,953	—	—	46,010	(A)(C)(D)	379,963
Depreciation and amortization	183,538	—	—	46,851	(A)(B)(C)	230,389
Other operating, net	(3)	—	—	—		(3)
Operating income	906,514	46,913	60,860	(45,086)		922,288
Other income, net	(6,477)	—	—	—		(6,477)
Finance income	—	(2,989)	(3,878)	3,878	(A)	—
Finance expenses	—	1,431	1,856	(1,856)	(A)	—
Interest expense, net	190,794	—	—	49,096	(A)(C)(E)	239,890
Loss on extinguishment of debt	1,596	—	—	—		1,596
Total other expenses, net	185,913	(1,558)	(2,022)	51,118		235,009
Income before income taxes	720,601	48,471	62,882	(96,204)		687,279
Provision for income taxes	192,648	13,405	17,390	(24,722)	(G)	185,316
Net income	527,953	35,066	45,492	(71,482)		501,963
Less: Net income (loss) attributable to noncontrolling interest	552	(176)	(228)	228	(F)	552
Net income attributable to Parent	$527,401	£35,242	$45,720	$(71,710)		$501,411
Earnings per share:
Basic earnings per share attributable to Corpay	$7.49					$7.12
Diluted earnings per share attributable to Corpay	$7.38					$7.01
Weighted average shares outstanding:
Basic shares	70,432					70,432
Diluted shares	71,494					71,494
1 Reflects the translation of the historical results of Alpha from GBP to USD using an average spot rate of 1.2973 for the six months ended June 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025
(In Thousands)

	Corpay, Inc. and Subsidiaries Historical (in USD)	Alpha Historical (in GBP)[1]	Alpha Historical (in USD)[1]	Pro Forma Adjustments (in USD)		Pro Forma Combined (in USD)
Assets
Current assets:
Cash and cash equivalents	$2,192,849	£209,881	$287,833	$(646,642)	(O)(P)(Q)	$1,834,040
Restricted cash	3,338,509	—	—	3,901,828	(H)(I)	7,240,337
Derivative financial assets	—	240,469	329,782	(329,782)	(H)	—
Accounts receivable, net	2,601,292	13,974	19,164	—		2,620,456
Fixed collateral	—	10,302	14,128	(14,128)	(H)	—
Securitized accounts receivable—restricted for securitization investors	1,639,000	—	—	—		1,639,000
Prepaid expenses and other current assets	987,593	—	—	277,230	(H)(I)	1,264,823
Total current assets	10,759,243	474,626	650,907	3,188,506		14,598,656
Property and equipment, net	434,319	7,202	9,877	—		444,196
Goodwill	6,334,018	4,689	6,431	1,283,310	(J)(K)(L)(M)(O)	7,623,759
Other intangibles, net	2,372,305	15,092	20,697	1,016,637	(L)(M)	3,409,639
Investments	58,319	—	—	—		58,319
Right-of-use assets	—	17,685	24,253	(24,253)	(H)	—
Derivative financial assets	—	92,226	126,480	(126,480)	(H)	—
Other assets	477,022	—	—	160,796	(H)(I)(J)(P)(O)	637,818
Total assets	$20,435,226	£611,520	$838,645	$5,498,516		$26,772,387
Liabilities and equity
Current liabilities:
Accounts payable	$1,974,528	£—	$—	$—		$1,974,528
Accrued expenses	450,207	—	—	58,210	(N)	508,417
Customer deposits	4,143,205	—	—	3,747,869	(I)	7,891,074
Securitization facility	1,639,000	—	—	—		1,639,000
Current portion of notes payable and lines of credit	609,617	—	—	1,000,000	(P)	1,609,617
Other current liabilities	823,212	—	—	358,912	(H)(I)(J)(K)	1,182,124
Derivative financial liabilities	—	95,604	131,112	(131,112)	(H)	—
Other payables	—	109,862	150,666	(150,666)	(H)	—
Redemption liability	—	692	949	(949)	(H)	—
Deferred income	—	8,837	12,119	(12,119)	(H)	—
Lease liability	—	2,663	3,652	(3,652)	(H)	—
Current tax liability	—	11,949	16,387	(16,387)	(H)	—
Total current liabilities	9,639,769	229,607	314,885	4,850,106		14,804,760
Notes payable and other obligations, less current portion	5,869,083	—	—	889,049	(P)	6,758,132
Deferred income taxes	379,240	—	—	270,509	(H)(M)	649,749
Other noncurrent liabilities	579,955	—	—	107,130	(H)(I)(J)(K)	687,085
Derivative financial liabilities	—	40,060	54,939	(54,939)	(H)	—
Other payables	—	911	1,249	(1,249)	(H)	—
Redemption liability	—	1,914	2,625	(2,625)	(H)	—
Deferred tax liability	—	2,869	3,935	(3,935)	(H)	—

Lease liability	—	19,294	26,460	(26,460)	(H)	—
Total noncurrent liabilities	6,828,278	65,048	89,208	1,177,480		8,094,966
Commitments and contingencies
Stockholders’ equity:
Share capital	—	87	119	(119)	(K)	—
Share premium account	—	52,911	72,563	(72,563)	(K)	—
Other reserves	—	10,756	14,751	(14,751)	(K)	—
Common stock	132	—	—	—		132
Additional paid-in capital	3,902,867	—	—	—		3,902,867
Retained earnings	9,723,806	281,188	385,624	(480,142)	(K)(N)(Q)(O)	9,629,288
Accumulated other comprehensive loss	(1,436,386)	—	—	—		(1,436,386)
Less treasury stock	(8,261,846)	(28,807)	(39,506)	39,506	(K)	(8,261,846)
Total stockholders’ equity	3,928,573	316,135	433,551	(528,069)		3,834,055
Noncontrolling interest	38,606	730	1,001	(1,001)	(K)	38,606
Total equity	3,967,179	316,865	434,552	(529,070)		3,872,661
Total liabilities and equity	$20,435,226	£611,520	$838,645	$5,498,516		$26,772,387

[1] Reflects the translation of the historical results of Alpha from GBP to USD using a period end spot rate of 1.3714 as of June 30, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Pro Forma Basis of Presentation

These unaudited pro forma condensed combined financial statements and notes thereto have been prepared in accordance with Article 11 Regulation S-X as promulgated by the SEC, as amended by the final rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disclosed Businesses,” in order to give effect to the Acquisition and the related transaction accounting adjustments (pro forma adjustments) described in these notes.

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Corpay and Alpha. The historical financial statements of Corpay were prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and in its reporting currency of U.S. dollars ("USD"). The historical financial statements of Alpha were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and presented in pounds sterling ("GBP"). The unaudited pro forma condensed combined financial statements includes adjustments to translate the historical results of Alpha from GBP to USD using a period end spot rate of 1.3714 for the unaudited pro forma condensed combined balance sheet as of June 30, 2025 and average spot rates of 1.2973 and 1.2780 for the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

The Alpha financial statements presented in these unaudited pro forma condensed combined financial statements have been adjusted from IFRS to U.S. GAAP to conform with the Company's financial statements. The key difference between U.S. GAAP and IFRS relevant to the Alpha financial statements relates to lease accounting, discussed further below. Under IFRS, lessees account for all leases as finance leases, with the associated lease expenses recorded within interest expense and depreciation expense. Under U.S. GAAP, Alpha's leases, which were analyzed under Accounting Standards Codification Topic 842, “Leases”, would be classified as operating leases with lease expense recognized on a straight-line basis as part of operating expenses.

The accounting policies of Alpha under IFRS, which are described in Note 2 to Alpha's historical consolidated financial statements included in this filing, are not expected to be materially different from U.S. GAAP, except for the adjustments related to the balance sheet classification of customer funds held for the benefit of others and the net balance sheet presentation of derivative asset and liability positions, discussed further below. Further review of Alpha’s accounting policies and consolidated financial statements may result in additional revisions to Alpha’s accounting policies and the presentation and disclosure of financial information to conform to those of Corpay.

Certain financial statement line items included in Alpha’s historical presentation have been reclassified to conform to the corresponding financial statement line items included in Corpay’s historical presentation. The classification of these items have no impact on the historical operating income, net income, total assets, total liabilities or stockholders’ equity reported by Corpay or Alpha.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Corpay considered the acquirer of Alpha. The acquisition method of accounting is in accordance with Accounting Standards Codification Topic 805, Business Combinations. As the acquirer, Corpay has preliminarily estimated the fair value of the assets acquired and liabilities assumed from Alpha based on initial valuations performed by management and third-party specialists, which rely on management’s estimates and assumptions, as well as other information compiled by management, including information from prior valuations of similar acquired entities and the books and records of Alpha. The fair value adjustments using the acquisition method of accounting reflected in the unaudited pro forma condensed combined balance sheet are preliminary and subject to adjustment based on final determinations of fair value within the measurement period which is up to 12 months from the date of the Acquisition. Actual results may differ from the unaudited pro forma condensed combined financial information once the final acquisition accounting by the Company has been completed and the Company has determined the final purchase price for Alpha and has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and for the year ended December 31, 2024 are presented as if the Acquisition had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is presented as if the Acquisition occurred on that date. The unaudited pro forma condensed combined statements of income of the Company for the six months ended June 30, 2025 and year ended December 31, 2024, have been prepared using the historical consolidated statements of operations of the Company and Alpha for the six months ended June 30, 2025 and year ended December 31, 2024, giving effect to the Company’s acquisition of Alpha using the acquisition method of accounting and applying the assumptions and adjustments described herein. The unaudited pro forma condensed combined balance sheet of the Company as of June 30, 2025 has been prepared using the historical consolidated balance sheet data of the Company and Alpha as of June 30, 2025, giving effect to the Company’s acquisition of Alpha using the acquisition method of accounting and applying the assumptions and adjustments described herein.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and Alpha been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements do not reflect (i) the costs of any integration activities or benefits that may result from the realization of future revenue or cost synergies that are expected to result from the Acquisition or (ii) incremental costs associated with Alpha being a component of a publicly traded company.
2. Pro Forma Adjustments

The historical financial statements have been adjusted from IFRS to U.S. GAAP to conform with the Company's financial statements and to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of Corpay and Alpha. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements.

A. Adjustments to reflect the reclassification of Alpha's historical results to conform to the Company's financial statement presentation for the year ended December 31, 2024 and for the six months ended June 30, 2025. The following table details these financial statement reclassification adjustments (in thousands, in USD):

	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Revenues, net	$109,019	$50,789
Net treasury income - client funds	(107,349)	(50,051)
Net treasury income - own funds	(1,670)	(738)
Operating Expenses	(131,136)	(101,768)
Processing	62,343	38,361
Selling	20,789	15,632
General and administrative	37,405	42,214
Depreciation and amortization	10,599	5,561
Finance income	7,736	3,877
Finance expenses	(1,577)	(1,856)
Interest expense, net	(6,159)	(2,021)
Total	$—	$—

The Company presents revenue in a single line item on the financial statements (Revenues, net) as opposed to separately presenting revenue by the funds used. The Company also separately presents categories of operating expenses as opposed to presenting operating expenses in a single line item. The Company also presents net interest income and expense as a single line item as opposed to presenting interest income and expense as separate line items.

B. Adjustment to record estimated incremental amortization expense of definite-lived intangibles acquired of $48.4 million and $95.3 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The Company's estimated preliminary allocation of the purchase price to identified intangible assets is $1.0 billion, primarily comprised of customer relationships, trade names, and acquired technology. The amortization of definite-lived intangibles will be expensed over the relative estimated useful lives between 3 and 20 years. The definite-lived intangible assets are amortized over the period of time that the assets are expected to contribute directly or indirectly to future cash flows. The valuation and resulting amortization of the identifiable intangible assets acquired is preliminary and subject to change as the Company finalizes the review of key assumptions, inputs and estimates, and certain useful life assumptions.

Adjustment also reflects the removal of intangible amortization expense included in Alpha's historical statements of income of $4.6 million and $8.6 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.

C. Adjustments of $2.7 million and $4.6 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, to convert leases accounted for and recorded under IFRS 16 to ASC 842 which includes recording the estimated lease expense for Alpha's operating leases within general and administrative expense and to reflect the required re-measurement of Alpha's lease portfolio as of October 31, 2025 upon acquisition, updated for the Company's estimated incremental borrowing rates as of that date.

Adjustment also reflects the removal of Alpha's historical lease expense of $2.5 million and $4.9 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, which was reflected as depreciation expense and $0.8 million and $1.6 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, within interest expense.

D. Adjustment to record the Company’s best estimate of additional incremental expenses incurred by the Company had Corpay acquired Alpha on January 1, 2024. Adjustment is primarily related to incremental transaction-related professional service fees including consulting, accounting, legal and tax fees as well as employee compensation related to retention arrangements. Adjustment results in incremental expense of approximately $1.1 million for the six months ended June 30, 2025 and $95.2 million for year ended December 31, 2024, respectively. Adjustments are forward-looking in nature.

E. Adjustment reflects the impact of incremental interest expense related to the Company’s financing-related actions in connection with the Acquisition. The Company financed the Acquisition primarily through borrowings under its Credit Agreement, namely a new seven-year, $900 million Term Loan B and incremental Revolver B borrowings of $1 billion under its existing revolving line of credit facility. The new Term B and revolver debt has been assumed to bear interest based on the Secured Overnight Financing Rate plus a margin adjustment, or 5.7% for the Term B borrowings and 5.5% for the Revolver B borrowings, resulting in estimated interest expense within the pro forma results of approximately $50.0 million for the six months ended June 30, 2025 and $98.6 million for the year ended December 31, 2024.

A one-eighth of a percentage change in interest rates would result in a change in interest expense of $1.1. million for the six months ended June 30, 2025 and $2.2 million for the year ended December 31, 2024.

Adjustment for the year ended December 31, 2024, also reflects the amortization of approximately $9.8 million in debt issuance costs related to a £1.875 billion bridge facility that the Company entered into in connection with the announced acquisition of Alpha. The Company did not utilize the bridge term loan for the financing of the acquisition. The bridge term loan facility expired on November 7, 2025.

Adjustment also reflects the amortization of debt issuance costs and debt discounts related to the Company's incremental borrowings, as if such borrowings had been entered into on January 1, 2024, of approximately $1.9 million for the six months ended June 30, 2025 and $3.7 million for the year ended December 31, 2024.

F. Adjustment to remove the noncontrolling interest activity within Alpha's historical financial statements. In connection with the Acquisition, the Company also acquired the remaining interest of Cobase, of which Alpha had previously owned 86%. The unaudited condensed combined pro forma financial statements reflect the full ownership of Cobase and inclusion of the full income statement results for Cobase, as if such transaction had been entered into on January 1, 2024.

G. Adjustments to record the income tax effect of all pro forma adjustments recorded using the blended statutory rate in effect for the Company of 25.7% for the year ended December 31, 2024 and for the six months ended June 30, 2025.

H. Adjustments to reflect the reclassification of Alpha's accounts to conform to the presentation of the Company's balance sheet at June 30, 2025. The following table details these financial statement reclassification adjustments (in thousands, in USD):

6/30/2025
Restricted cash	$14,128
Fixed collateral	(14,128)
Derivative financial assets	(329,781)
Prepaid expenses and other current assets	329,781
Total current assets	—
Right-of-use assets	(24,253)
Derivative financial assets	(126,480)
Other assets	150,733
Total noncurrent assets	—
Total assets	—
Derivative financial liabilities	(131,112)
Other payables	(150,666)
Redemption liability	(949)
Deferred income	(12,119)
Lease Liability	(3,652)
Current tax liability	(16,387)
Other current liabilities	314,885
Total current liabilities	—
Derivative financial liabilities	(54,939)
Other payables	(1,249)
Redemption liability	(2,625)
Deferred tax liability	(3,935)
Lease liability	(26,460)
Deferred income taxes	3,935
Other noncurrent liabilities	85,273
Total noncurrent liabilities	—
Total liabilities	—

I. When the Company determines it has control over customer funds held for the benefit of others in accordance with U.S. GAAP and the Company's accounting policies, as well as its capital allocation and working capital strategy, the Company recognizes the related asset and liability on its balance sheet. Such amounts were excluded from Alpha's historical balance sheet as Alpha had concluded that it did not exercise sufficient control over such funds. Corpay concluded that it has control over these funds and therefore has recognized and presented it as a pro forma adjustment. The balance of client funds representing a pro forma adjustment to restricted cash and customer deposits is $3.7 billion.

Adjustment also reflects accounting policy conformity related to the Company's application of U.S. GAAP in determining the net balance sheet presentation of Alpha's derivative asset and liability positions. The fair values of derivative assets and liabilities associated with contracts, which include netting terms that the Company believes to be enforceable, have been recorded on a net basis within prepaid expenses and other current assets, other assets, other current liabilities and other noncurrent liabilities. Cash collateral amounts are recorded within restricted cash and customer deposits.

The Company continues to perform a detailed review of Alpha's historical financial statements. As a result of that review, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

J. Adjustment to reflect the required remeasurement of Alpha's lease portfolio as of October 31, 2025 upon acquisition, utilizing the Company's estimated incremental borrowing rates as of that date, resulting in (i) an increase to other assets of $6.0 million; (ii) an increase to other current liabilities of $2.4 million and (iii) an increase to other noncurrent liabilities of $3.1 million.

K. Adjustment to eliminate the historical retained earnings and equity balances of Alpha and acquisition of remaining Cobase noncontrolling interest along with the Alpha transaction.

L. Adjustment to eliminate the historical goodwill and other intangibles balances of Alpha of $6.4 million and $20.7 million, respectively.

M. Adjustment to record the preliminary valuation of the fair value of identifiable intangible assets and goodwill acquired. The Company's estimated preliminary allocation of the purchase price to identified intangible assets is $1.0 billion, primarily comprised of customer relationships, trade names, and acquired technology. The amortization of definite-lived intangibles will be expensed over the relative estimated useful lives between 3 and 20 years. The valuation and resulting amortization of the identifiable intangible assets acquired is preliminary and subject to change as the Company finalizes the review of key assumptions, inputs and estimates, and certain useful life assumptions.

Adjustment also reflects the recognition of estimated deferred tax liabilities of $267 million associated with the acquisition of intangible assets using a blended statutory rate of 25.7%. All of the goodwill attributable to the acquisition of Alpha is expected to be deductible for tax purposes.

N. Adjustment reflects acquisition related expenses incurred by the Company and Alpha for the Acquisition.

O. Adjustment reflects the preliminary determination of consideration transferred of $2.5 billion, net of $49.2 million cash payment ineligible for inclusion in purchase price. Specifically, (i) $25.8 million recorded to retained earnings to reflect buyer-side acquisition costs expensed immediately by Corpay at the acquisition date and (ii) $23.5 million recorded to other assets representing prepaid compensation earned by Alpha employees as future service is rendered. None of the consideration transferred is contingent.

P. Adjustment reflects the impact of the Company’s borrowings to finance the Acquisition. The Company financed the Acquisition primarily through borrowings under its Credit Agreement, namely its new seven-year, $900 million Term Loan B and incremental Revolver B borrowings of $1 billion under its existing revolving line of credit facility.

As a result of the Term Loan B and Revolver B borrowings, the Company capitalized debt issuance costs of approximately $14.8 million. Adjustments on the pro forma balance sheet reflect the incremental impact of debt issuance costs incurred, resulting in (i) a decrease to cash and cash equivalents of $14.8 million; (ii) an increase to other assets of $3.8 million for amounts allocated to the Revolver B and (iii) a decrease to notes payable and other obligations, less current portion of $11.0 million for amounts allocated to the new Term Loan B at June 30, 2025.

Q. Adjustment also reflects the amortization of approximately $10.5 million in debt issuance costs related to obtaining a £1.875 billion bridge facility that the Company entered into in connection with the announced Acquisition. The Company did not utilize the bridge term loan for the financing of the Acquisition. The bridge term loan facility expired on November 7, 2025.